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September 24, 1998



B. Robert Feingold
35 Peakham Road
Sudbury, MA 01776

Dear Bob:

I am pleased to offer you the position of President and Chief Operating Officer for Media 100 Inc., reporting directly to me, and a seat on the Media 100 Board of Directors. The compensation and benefits package applicable to this position includes:

Compensation
------------

An annual base salary of $200,000, paid in weekly installments of $3,846.16.

- A sign-on bonus of $50,000 to be included in your first pay check. If you choose to leave the Company voluntarily within one year of your date of hire, you will be required to reimburse the Company.

- Participation in the Company's FY1999 Executive Bonus Plan, with a target bonus equal to 50% of your annual base salary. The bonus will be paid based on the achievement of net sales and net income goals defined in the FY1999 Operating Plan, which you will help to create for approval by the Board of Directors.

- Stock options to purchase 150,000 shares of Media 100 common stock under the Company's Key Employee Incentive Plan (1992). The exercise price of these options will be the fair market value (as determined in accordance with the terms of the plan) on the date these options are formally granted to you by the Compensation Committee. These options will vest over a four (4) year period at the rate of 25% on the first anniversary of the grant date, and 6.25% quarterly thereafter. These options will have a final exercise date that is ten (10) years from the grant date. A copy of the plan document which will govern these stock options is available for your review upon request.

     All of these options will vest in full immediately upon the occurrence of a "change in control," defined as follows: (1) any consolidation or merger which results in the holders of the Company's common stock outstanding immediately prior thereto continuing to hold less than 50% of the combined voting power of the voting securities of the surviving or acquiring entity outstanding immediately after such consolidation or merger; (2) any sale, lease, exchange or transfer (in one or a series of related transactions) of all or substantially all of the assets or business of the Company; (3) approval by the stockholders of any proposal for the liquidation or dissolution of the Company; (4) any individual, entity or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors; or (5) at any time

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     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved.

- If your employment with the Company is terminated by the Company without cause, the Company shall pay you, in one lump sum within 30 days of the effective termination date, one times your then current yearly salary. In addition, if you terminate your employment following a significant reduction in compensation (other than a reduction applicable to executive officers generally), or following a major reduction in authority, the Company will also make such payment. This payment is conditional on release of all claims against the Company. Following the termination of your employment without cause, you will not engage in, join, or advise any business which competes or, at the time of such engagement plans to compete with the Company for a period of one year.

     The above will be memorialized in a formal agreement upon your employment.

Benefits
--------

- Participation in such Media 100 executive officer and employee benefit plans as shall be in effect from time to time, including health, dental, life insurance, accidental death and dismemberment, short and long term disability, 401(k) and stock purchase plan. The provisions of each formal benefit plan, policy or contract govern in determining entitlement to benefits, benefit levels and all other matters.

Due to the Immigration Control and Reform Act of 1986, you will be required to verify your identity and employment eligibility by completing the I-9 Employment Eligibility Form and supplying Media 100 with the required documents on your first day of employment. Your acceptance of this offer of employment is contingent upon compliance with the foregoing Act.

You will be required to sign Media 100's standard "Employee Agreement" addressing work-for-hire, non-disclosure of confidential information, non-competition, non- solicitation of employees and related issues. A copy of this agreement is available for your review upon request.

Bob, I am excited about the potential of having an individual with your background and experience join the Media 100 team. I would like your official start date to be on or before October 12, 1998.

If this letter accurately sets forth the terms of the offer that we have negotiated with you, kindly indicate your acceptance in the space provided and send one signed copy back to me by Thursday, October 1, 1998.

Welcome aboard.

Sincerely,




John A. Molinari
Chief Executive Officer


I accept the position of President and Chief Operating Officer of Media 100 Inc. commencing on or before October 1, 1998 in accordance with the terms hereof:




B. Robert Feingold                                   Date